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                                                                 Exhibit 10.7(R)

      [MAMMA.COM LOGO]

      388 St-Jacques West, # 900
      Montreal, Quebec
      H2Y ISI
      (514) 844-2700

                             SEARCH RESULT AGREEMENT

      MARCH 29, 2000

      This is to acknowledge that a content integration agreement between Find What.com ("PARTNER") and Mamma.com ("Mamma.com") entered on December 22, 1999 has been discontinued.

      The parties have entered into this agreement with the intent to distinguish between paid and unpaid search results of the PARTNER, to better synchronize the count of visits "clickthroughs" of Mamma.com to the PARTNER's site by both parties, to emphasize the importance of relevancy of search results provided by the PARTNER and to outline the collaborative measures between the two parties to ensure end user satisfaction.

      THEREFORE the PARTNER and Mamma.com have agreed to the following:

      1. Mamma.com will include only PARTNER's paid for listing search results, "search results", in the "meta search" returns that result from queries at the http://www.mamma.com service. Under normal circumstances, and it is the general intent of the parties, that, where available, at least one of PARTNER's search results will appear among the top five of all results displayed for at least 50% of all search queries and, in all events, at least one of PARTNER's search results will appear on the first page of results, Mamma.com will include at least two additional such results in the first four result pages. Mamma.com will clearly label the results provided by PARTNER as those of FindWhat.com. However, at the initial introductory stage, until the relevancy of the search results have been determined by Mamma.com, the PARTNER's search results will be listed among the second five of all results displayed on the first page. It is anticipated that the introductory period will not last more than four weeks.

      2. Mamma.com at its sole discration may remove any single search result of the PARTNER shown on Mamma.com search result pages based on relevance or poor quality, and will notify the PARTNER to improve the result.

      3.     (**REDACTED**)

      3. Payment terms: Mamma.com and Partner will electronically monitor the number of visits and clickthroughs of Mamma.com on a daily basis and will provide each other of such count. Mamma.com will issue an invoice at the end of each month to the PARTNER and the PARTNER will pay Mamma.com within 30 days of receipt of such invoice.

      4. Confidentiality: The terms of the agreement between Mamma.com and PARTNER are strictly confidential and not to be disclosed without prior approval by the other party.

      5. Announcements: Both parties will mutually approve any announcement of this agreement

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             prior to its release. Approval will cover the content of the announcement and the timing of its release.

      6. TERM: ONE YEAR FROM DATE OF EXECUTION UNLESS TERMINATED IN ACCORDANCE WITH PARAGRAPH 7 BE1OW.


      7. Termination: After an initial minimum term of 6 months, either party may terminate this agreement with 30 days written notice. If terminated in the middle of a month, payments will be pro-rated for the final month. MAMMA.COM RESERVES THE RIGHT TO TERMINATE THIS AGREEMENT AT ANY TIME AT ITS SOLE DISCRETION IF IT REASONABLY DEEMS THAT THE SEARCH RESULTS PROVIDED BY THE PARTNER ARE UNACCEPTABLE WITH REGARDS TO THEIR RELEVANCE AND QUALITY. PARTNER RESERVES THE RIGHT TO TERMINATE THIS AGREEMENT AT ANY TIME IN ITS SOLE DISCRETION IF IT REASONABLY DEEMS THAT THE CONTENT AND/OR QUALITY OF THE MAMMA.COM HAS CHANGED IN AN UNFAVORABLE MANNER.

      8. Logos/Trademarks: PARTNER hereby grants Mamma.com a license to use PARTNER's trademark "FINDWHAT.COM" and associated logo (to be supplied by PARTNER) on the Mamma.com service solely as described herein.

      9. Indemnification: Mamma.com agrees to indemnify, defend and hold PARTNER, its successors, officers, directors and employees harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses (including reasonable attorneys' fees) and damages arising out of or in connection with any claim relating to the Mamma.com Service. PARTNER agrees to indemnify, defend and hold Mamma.com, its successors, officers, directors and employees harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses (including reasonable attorneys' fees) and damages arising out of or in connection with any claim relating to FindWhat.com.

      10.    Exclusivity: This agreement is non-exclusive.

      11. Content ownership and license: Each party will retain all right, title and interest in all content and intellectual property in its service.

      12. Mutual no solicitation: The parties agree not to solicit each others employees unless mutually agree. This will be for the term of this agreement and for a period of 12 months after.

      13. Notices, etc: Any notice required or permitted by this Agreement shall be deemed given if delivered by registered mail, postage prepaid, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Delivery shall he deemed effective three (3) days after deposit with postal authorities.

      14. Severability: If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

      15. Complete Understanding: This Agreement, including all Exhibits attached hereto and hereby incorporated by reference, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and/or replaces any prior or contemporaneous agreement, either written or oral.

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      16.    Force Majeure: Except with respect to obligations to make payments hereunder, neither party shall be deemed in default hereunder, nor shall it hold the other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to causes beyond its reasonable control including, but not limited to: earthquake, flood, fire, storm or other natural disaster, act of God, labor controversy or threat thereof, civil disturbance or commotion, disruption of the public markets, war or armed conflict or the inability to obtain sufficient material, supplies, labor, transportation, power or other essential commodity or service required in the conduct of its business, including internet access, or any change in or the adoption of any law, ordinance, rule, regulation, order, judgment or decree.

      17. Independent Contractors. The parties are independent contractors. This Agreement shall not be construed to create a joint venture or partnership between the parties. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

      18. Mamma.com may not alter the display of FindWhat.com search results in any manner. Mamma.com shall not save or cache any search results provided by FindWhat.com but shall merely display to its Website visitors the search results provided by the link to FindWhat.com.

             Agreed and Accepted:

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
             MAMMA.COM:  /s/ Simon Aznavour        FINDWHAT.COM:  /s/ Robert B. Brahms

             Name: Simon Aznavour                     Name: Robert D. Brahms
             Its: COO                                 Its: CEO
             Date: 4/3/00                             Date: 43/00

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